EXHIBIT 99

  Heritage Financial Group Reports Higher Third Quarter Earnings of
       $0.11 Per Share, up from $0.02 in Same Period Last Year

    ALBANY, Ga.--(BUSINESS WIRE)--Oct. 17, 2007--Heritage Financial Group (NASDAQ:HBOS), the mid-tier holding company for HeritageBank of the South, today announced financial results for the third quarter and nine months ended September 30, 2007. Highlights of the quarter included significantly higher net income and earnings per share together with continued growth in the Company's loan portfolio, which has increased 6% over the past year primarily due to the Company's expansion into the Florida market in the summer of 2006.

    Separately, the Company also announced that its Board of Directors has declared a cash dividend of $0.06 per common share. The dividend will be paid on November 16, 2007, to stockholders of record as of November 2, 2007. Heritage, MHC, which holds 7,868,875 shares or approximately 73% of the Company's total outstanding stock, has informed the Company that it will waive receipt of the dividend on its shares.

    Net income for the third quarter of 2007 was $1,163,000 or $0.11 per diluted share compared with $162,000 or $0.02 per diluted share in the third quarter last year. For the first nine months of 2007, net income increased to $2,431,000 or $0.23 per diluted share versus $1,493,000 or $0.14 per dilute share in the year-earlier period.

    The Company's reported results for the third quarter and first nine months of 2007 reflect two items of an unusual nature that affect the year-to-year comparability of the Company's financial performance. First, in the third quarter of 2007, the Company recorded charges to noninterest expense of approximately $1,435,000 related to the acceleration of vesting under two retirement plans for directors and certain senior officers, which will reduce future expense under these plans. Second, during the quarter, the Company recognized an income tax benefit of $1,060,000 resulting from the elimination of a tax-related contingent liability established in 2001 when the Company became a taxable entity. Excluding the effect of these unusual items, the Company's earnings per diluted share for the third quarter and first nine months of 2007 totaled $0.10 and $0.22, respectively, both up substantially from prior-year amounts (see reconciliation of net income and earnings per share to adjusted net income and adjusted earnings per share - non-GAAP measures - at the end of this release).

    Commenting on the Company's announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to announce a strong third-quarter performance for our company, as reflected in significantly higher earnings, continued loan growth, and ongoing success in extending our reach to new customers and markets. This progress underscores the positive impact we have seen from several steps taken over the past two years to position the Company for attractive and sustainable growth in the future, and we are encouraged by the momentum developing in many areas of our business due to these efforts.

    "We continue to be excited about the prospects for expanding our presence in Florida, where in December we expect to make the transition from our existing temporary location to our first permanent office in Ocala," Dorminey continued. "In August, we also announced plans to open a second banking location in Ocala. This downtown office is set to serve as the main office for HeritageBank of the South in Ocala when it is completed in January 2008. With its central location in the heart of Ocala's business district, we believe this second location will position us to leverage our commercial lending expertise and capabilities, complementing the more retail-oriented operations of our first location."

    Net interest income for the third quarter increased 3% to $3,703,000 from $3,596,000 in the same quarter last year. During the quarter, the Company recorded a loan loss provision of $58,000 versus a loan loss provision of $635,000 in the same period last year. Net interest income after provision for loan losses increased 23% to $3,645,000 in the third quarter of 2007 from $2,961,000 in the prior-year quarter. Net interest income for the first nine months of 2007 increased 2% to $10,849,000 from $10,652,000 in the year-earlier period. The year-to-date provision for loan losses totaled $553,000 compared with $695,000 in first nine months of 2006. Net interest income after provision for loan losses increased 3% to $10,296,000 for the first nine months of 2007 versus $9,957,000 in the comparable period last year.

    Non-performing loans at the end of the third quarter of 2007 increased to $3,542,000 versus $546,000 in the second quarter of 2007 and $391,000 in the third quarter last year. The increase primarily reflected the recent classification as non-performing of the Company's $2,800,000 participation in a construction loan in Florida, originated from the Company's commercial lending operations in Albany. As a percent of total loans outstanding, non-performing loans were 1.19% in the third quarter, up from 0.19% in the second quarter of 2007 and 0.30% for the year-earlier period. On the other hand, net charge-offs to average outstanding loans, on an annualized basis, remained low, totaling 0.06% for the third quarter of 2007 versus 0.01% in the second quarter of 2007 and 0.04% for the prior-year period. Also, in management's opinion, the allowance for loan losses remained adequate at the end of the third quarter, totaling $4,496,000 or 1.51% of total loans outstanding versus 1.53% at the end of the second quarter of 2007 and 1.49% at the end of the third quarter last year. Because of these factors, and notwithstanding an increase in non-performing loans, management believes the allowance for loan losses appropriately reflects the overall risk profile of the loan portfolio and, therefore, lower provisions for loan losses in the third quarter and first nine months of 2007 were in order.

    The Company's net interest margin was 3.70% in the third quarter, reflecting a decline of three basis points from 3.73% in the second quarter of 2007 and down 55 basis points from third quarter last year. The decline underscored the continuation of a flat yield curve and upward pressures on deposit rates as the Company has continued to build its level of deposits in support of its loan portfolio growth. The Company's net interest margin for the first nine months of 2007 was 3.71%, down 62 basis points from the same period last year.

    Noninterest income for the third quarter of 2007 increased 22% to $1,856,000 from $1,521,000 in the same period last year, reflecting primarily higher brokerage fees, along with increased service charges and transaction fees. Noninterest income for the first nine months of 2007 rose 26% to $5,153,000 from $4,076,000 in the year-earlier period, mirroring similar trends seen in the third quarter.

    Noninterest expense for the third quarter of 2007 increased 31% to $5,556,000 from $4,257,000 in the third quarter of 2006, primarily reflecting expense of approximately $1,435,000 related to the acceleration of vesting under two retirement plans for directors and certain senior officers. Without those unusual charges, noninterest expense for the third quarter was largely unchanged compared with the same period last year. For the first nine months of 2007, noninterest expense rose 16% to $13,808,000 from $11,867,000 in the year-earlier period. Aside from the unusual charges referred to above, noninterest expense for the first nine months of 2007 increased 4% from the same period last year, primarily because of higher salaries, and employee benefits related to the Company's new branch in Ocala, which opened in August 2006, increased data processing fees, and other noninterest expense.

    Annualized return on average stockholders' equity for the third quarter and nine months ended September 30, 2007, was 7.36% and 5.12%, respectively, versus 0.96% and 2.89%, respectively, for the comparable periods last year. Annualized return on average total assets for the third quarter and nine months ended September 30, 2007, was 1.03% and 0.74%, respectively, compared with 0.17% and 0.54%, respectively, for the same periods in 2006.

    The Company's total assets increased 10% to $454,818,000 at September 30, 2007, from $413,330,000 at December 31, 2006, and increased 20% from $380,552,000 at September 30, 2006. Gross loans increased 7% to $296,922,000 at September 30, 2007, from $276,776,000 at December 31, 2006, and increased 6% from $279,480,000 at the end of the third quarter last year. Deposits increased 6% to $317,309,000 at the end of the third quarter of 2007 from $299,189,000 at December 31, 2006, and increased 26% from $251,908,000 at September 30, 2006. Total stockholders' equity increased 2% to $64,216,000 at September 30, 2007, from $62,809,000 as of December 31, 2006, and declined 6% from $68,082,000 at September 30, 2006, with the year-over-year decline reflecting the impact of the Company's ongoing stock repurchase programs. During the third quarter, the Company repurchased 54,000 shares under its current 300,000-share stock repurchase program, approved in February, at a cost of $712,000. The Company has remaining authorization under the program to repurchase up to 239,000 shares through February 2008.

    Heritage Financial Group is the mid-tier holding company for HeritageBank of the South, a community-oriented bank serving primarily Southwest Georgia and North Central Florida through seven full-service banking offices. As of September 30, 2007, the Company reported total assets of approximately $455 million and total stockholders' equity of approximately $64 million. For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com, and see Investor Relations under About Us.

    Heritage, MHC, a mutual holding company formed in 2002, holds approximately 73% of the shares of Heritage Financial Group. The remaining 27% of Heritage Financial Group's shares are held by public stockholders following the Company's June 2005 initial public offering.

    Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions. Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

                       HERITAGE FINANCIAL GROUP
                    Unaudited Financial Highlights
               (In thousands, except per share amounts)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Total interest income          $  7,232  $   5,794 $ 20,820  $  16,391
Total interest expense            3,529      2,198    9,971      5,739
                               --------- --------- --------- ---------
Net interest income               3,703      3,596   10,849     10,652
Provision for loan losses            58        635      553        695
                               --------- --------- --------- ---------
Net interest income after
 provision for loan losses        3,645      2,961   10,296      9,957
Noninterest income                1,856      1,521    5,153      4,076
Noninterest expense               5,556      4,257   13,808     11,867
                               --------- --------- --------- ---------
Income before income taxes          (55)       225    1,641      2,166
Income tax expense (benefit)     (1,218)        63     (790)       673
                               --------- --------- --------- ---------
Net income                     $  1,163  $     162 $  2,431  $   1,493
                               ========= ========= ========= =========
Basic earnings per share       $   0.11  $    0.02 $   0.24  $    0.14
                               ========= ========= ========= =========
Diluted earnings per share     $   0.11  $    0.02 $   0.23  $    0.14
                               ========= ========= ========= =========
Weighted average shares
 outstanding - basic             10,350     10,636   10,337     10,755
                               ========= ========= ========= =========
Weighted average shares
 outstanding - diluted           10,351     10,657   10,404     10,768
                               ========= ========= ========= =========
Dividends declared per share   $   0.06  $    0.05 $   0.12  $    0.10
                               ========= ========= ========= =========


                                         Sept. 30, Dec. 31,  Sept. 30,
                                           2007      2006      2006
                                         --------- --------- ---------
Total assets                             $ 454,818 $413,330  $ 380,552
Cash and cash equivalents                    9,432    9,781      8,988
Interest-bearing deposits in banks             413    2,154        456
Securities available for sale              115,244   84,572     58,156
Loans receivable                           296,922  276,776    279,480
Allowance for loan losses                    4,496    4,076      4,172
Total deposits                             317,309  299,189    251,908
Federal Home Loan Bank advances             50,000   40,000     50,000
Stockholders' equity                        64,216   62,809     68,082

Selected Consolidated Financial Ratios and Other Data (unaudited) for the third quarter and nine months ended September 30, 2007 and 2006, may be found at the Company's website under SEC Filings. Investors should refer to the Company's Form 10-Q for the three and nine months ended September 30, 2007, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.


                       HERITAGE FINANCIAL GROUP
    Unaudited Reconciliation of Net Income to Adjusted Net Income
               (In thousands, except per share amounts)

                               Three Months Ended   Nine Months Ended
                                  September 30,       September 30,
                               ------------------- -------------------
                                 2007      2006      2007      2006
                               --------- --------- --------- ---------
Net income                     $  1,163  $     162 $  2,431  $   1,493
Charges to accelerate vesting
 on retirement plans, after
 tax                                947         --      947         --
Reversal of contingent income
 tax liability                   (1,060)        --   (1,060)        --
                               --------- --------- --------- ---------
Adjusted net income            $  1,050  $     161 $  2,318  $   1,493
                               ========= ========= ========= =========

Diluted earnings per share $ 0.11 $ 0.02 $ 0.23 $ 0.14 Charges to accelerate vesting on retirement plans, after
 tax                               0.09         --     0.09         --
Reversal of contingent income
 tax liability                    (0.10)        --    (0.10)        --
                               --------- --------- --------- ---------
Adjusted earnings per diluted
 share                         $   0.10  $    0.02 $   0.22  $    0.14
                               ========= ========= ========= =========

Net Income and Basic and Diluted Earnings Per Share are presented in accordance with Generally Accepted Accounting Principals (GAAP). Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share are non-GAAP financial measures. The Company believes that these non-GAAP measures aid in understanding and comparing current year results, which include unusual items, to those of the prior year. These non-GAAP measures should be viewed in addition to, and not as a substitute for, the Company's reported results.

    CONTACT: Heritage Financial Group
             T. Heath Fountain, 229-878-2055
             Senior Vice President and Chief Financial Officer